Exhibit 4.1

PRINCIPAL SOLAR, INC.

SUMMARY OF TERMS

8% SENIOR SECURED CONVERTIBLE DEBENTURE

July 1, 2015

This Binding Term Sheet (the “Agreement”) sets forth the general terms and conditions of the purchase by Purchaser (defined below) of the Convertible Debentures defined below. This Agreement is intended to be, and is, binding on the parties hereto, subject only to the good faith negotiation and execution of definitive Transaction Documents (defined below), and the parties agree to execute the Transaction Documents as expeditiously as possible, and no later than July 10, 2015.

Issuer	Principal Solar, Inc. (the “Company”)
Purchaser	Purchasers named on signature page hereto (collectively the "Purchaser")
Type of Security	8% Senior Secured Convertible Debenture (the “Convertible Debenture”)
Principal Amount	Up to $2,000,000, at the discretion of the Purchasers
Conversion Feature

The Convertible Debenture can be converted into shares of the Company's $.01 par value common stock ("Common Stock") anytime at the option of the Purchaser equal to two (2) shares of Common Stock for each $1 of Convertible Debentures (i.e. 4,000,000 shares of Common Stoke for $2,000,000 of Convertible Debentures).

Interest Rate	Interest on the Convertible Debenture will accrue at the rate of 8% per annum. Accrued interest will be due and payable on the Maturity Date.
Maturity Date

September 1, 2015; provided however that the Maturity Date may be extended up to six months from the closing date if the maturity date for the Alpha debt is also extended to be co-terminus with the Convertible Debentures.

Warrants

The Purchaser will receive Warrants to purchase shares equal to 50% ("Warrant Ratio") of the Convertible Debenture purchased calculated as follows:

($ Convertible Debenture Held x Warrant Ratio) / Exercise Price = Number of Warrants Granted

Warrant Exercise Term	The Warrants will expire 60 months after the date of issuance, and will be exercisable at $6.00 per share of Common Stock.

Legal Expenses	The Company will pay third party legal expenses associated with this offering up to $10,000 per Purchaser
Prepayment	The Convertible Debenture may be prepaid without penalty, at any time upon 10 day’s notice from the Company.
Seniority

The Convertible Debentures will be senior to all other debt or equity of the Company; except that Alpha Capital Anstalt (“Alpha Capital”) shall be pari passu and Bridge Bank, National Association ("Bridge Bank") shall be senior on the Powerhouse assets.

Purchaser Protective Provisions

Until the Convertible Debentures paid is full or converted, the Company shall not do any of the following for (1) its self, (2) any subsidiary of the Company or (3) related to any assets of the Company (other than with respect to Bridge Bank):

•  Repay (i) any related party or (ii) other debts outside their current existing payment terms;

•  Incur any new indebtedness;

•  Create, authorize, or issue any other equity;

•  Initiate bankruptcy or insolvency proceedings;

•  Amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company;

•  Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

•  Adversely change any rights of the Convertible Debentures; or

•  Effect any stock split, restructuring, or other modification to the Common Stock.

Representations & Warranties

The Company hereby represents and warrants to the Purchaser, as of the date hereof, and until such time as the Transaction Documents are executed and delivered:

(a)           Organization, Qualification, Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to (i) enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (ii) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each subsidiary are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Investor) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b)           No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, by-laws or other organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any encumbrance other related to Alpha Capital and Bridge Bank. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)            SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however that the Company has previously disclosed in its SEC Reports that it had “blank check preferred” stock available for issuance and has recently discovered that this disclosure was not correct. Except as listed herein, as of the date hereof, the Company is not aware of any event occurring on or prior to the date hereof, or that is reasonably expected to occur prior to the closing of the transaction contemplated by the Transaction Documents, that requires the filing of a Form 8-K after the closing of the transaction contemplated by the Transaction Documents. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the SEC Reports. The SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports other than a verbal comment to the Company’s Registration Statement regarding its current offering on Registration Statement 333-203075 (the “Registration Statement”) that the Company will respond to in its next amendment to the Registrations. Other than the Registration Statement, none of the SEC Reports is the subject of an SEC review. Expected 8-K filings: The transaction contemplated herein

(d)           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest SEC Report, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, except as contemplated by this Agreement, and (iii) the Company has not issued any New Securities. No event, liability or development has occurred or exists with respect to the Company or its business, properties, operations or financial condition that would be required to be disclosed by the Company that has not been disclosed. Fur purposes hereof, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and each subsidiary.

(e)           Valid Issuance. The Convertible Debentures, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, except for applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. The Convertible Debentures will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Convertible Debentures has been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. The Common Stock issuable upon conversion of the Convertible Debentures will be issued in compliance with all applicable federal and state securities laws.

(f)            Legal Proceedings. Except as disclosed in an SEC Report, there are no actions pending or, threatened against or by the Company affecting any of its properties or assets (or by or against the Company or any affiliate thereof and relating to the Company). There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(g)           Compliance with Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. All permits and licenses required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.

(h)           Usury. It is the intent of Purchaser and the Company that in the Convertible Debentures conform to and contract in strict compliance with applicable usury law from time to time in effect.

(i)            No Liens. Other than with respect to the liens securing the indebtedness held by Alpha Capital and Bridge Bank, the property and assets that the Company and each subsidiary owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s and each subsidiary ownership or use of such property or assets.

(j)            Full Disclosure. As of the date hereof, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of Seller that has not been disclosed in writing to Purchaser by Company. No representation or warranty by the Company in this Agreement or any certificate or other document furnished or to be furnished to Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Event of Default

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)     The Transaction Documents are not executed and delivered by the Company prior to July 10, 2015;

(b)     Scott Olson shall at any time not be lead director of the Company;

(c)     If any warranty, representation, statement, report or certificate made now or hereafter by the Company is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the Company cures said breach within five (5) days for a breach that can be cured by the payment of money;

(d)     The breach by the Company of any term or covenant contained herein;

(e)     The Company shall commence a voluntary case concerning the Company under the Bankruptcy Code; or an involuntary proceeding is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of the Company; or the Company commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Company; or there is commenced against the Company any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Company by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days;

(f)     If the Company shall fail to pay any debt owed by it or is in default under any agreement with Purchaser or any other party and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;

(g)    A change of control shall occur;

(h)    A Material Adverse Effect occurs with respect to the Company.

Upon the occurrence of an Event of Default, Purchaser may pursue any and all remedies available at law or otherwise

Miscellaneous

Transaction Documents. The final legal obligations of the parties with respect to the purchase of the Convertible Debentures by the Purchaser and all other obligations contained in this Agreement will be contained in definitive transaction documents (collectively, the “Transaction Documents”).

In addition to the general terms and conditions outlined in this Agreement, the Transaction Documents will contain terms and conditions customary for transactions similar to this transaction, including additional representations and warranties and indemnification.

Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Texas.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Faxed or emailed copies of this Agreement or executed pages hereof shall be accepted for all purposes as originals thereof.

Form Option:  In the event Purchaser cannot negotiate acceptable terms with Alpha Capital regarding its consent to the Convertible Debentures, then Company, at the option of the Purchase, shall issue Preferred Shares to the Purchaser upon the terms hereof, except the Preferred Shares will not be secured, but will be senior to all other equity or related party debt of the Company and will have same status as the Preferred A Shares recently issued by the Company, except, unless agreed by the SMCDLB, LLC, such Preferred Shares shall be subordinated to the Preferred A Shares.

In advance of preparing and executing Definitive Documents, the parties hereto intend to be legally bound by this Binding Term Sheet.

PRINCIPAL SOLAR, INC. __/s/ Michael Gorton_____ By: Michael Gorton Its: Chief Executive Officer	STEUBEN INVESTMENT COMPANY II, L.P., Purchaser /s/ Elizabeth A. Lund By: Elizabeth A. Lund Vice President and Treasurer RLH Management, Inc. General Partner of Steuben Investment Company II, L.P.
TCH PRINCIPAL SOLAR, LP, Purchaser __/s/ Scott Olson___ By: Scott Olson Its: Member of GP	SMCDLB, LLC, Purchaser _________________________ By: Its: